EXHIBIT 3.1
                                                    ------------
                   CERTIFICATE OF AMENDMENT OF
                 CERTIFICATE OF INCORPORATION OF
                     CADIZ LAND COMPANY, INC.
                      a Delaware Corporation



     CADIZ LAND COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Cadiz Land Company, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing Subsection A of the Fourth Article thereof so that, as amended Subsection A of said
     Article shall be and read as follows:

     "Fourth:

          A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Forty Five Million One Hundred Thousand (45,100,000), consisting of:

               (1)  Forty Five million (45,000,000) shares of
          Common Stock, par value one cent ($.01) per share (the
          "Common Stock"); and

               (2)  One Hundred Thousand (100,000) shares of
          Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

     SECOND:   That thereafter, pursuant to a resolution of its
Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:    That said amendment was duly adopted in accordance
with the provisions of Section 242 of the General Corporation Law of the State of Delaware.








     IN WITNESS WHEREOF, said Cadiz Land Company, Inc. has caused this certificate to be signed by Keith Brackpool, its Chief
Executive Officer and Susan K. Chapman, its Secretary, this 8th day of November, 1996.


                                   By:    /S/ Keith Brackpool
                                       --------------------------
                                        Chief Executive Officer


ATTEST:



By:    /S/ Susan K. Chapman
     -------------------------
     Secretary